EXHIBIT 16

[Deloitte & Touche Letterhead]

October 6, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4(a) of Station Casino, Inc.’s Form 8-K dated September 29, 2003, and we agree with the statements made therein except for the second sentence of item 4(a)(i) to which we have no basis on which to agree or disagree.

Yours truly,

/s/ Deloitte & Touche LLP